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                                                                   EXHIBIT 10(r)

STATE OF NORTH CAROLINA                                        AGREEMENT BETWEEN
                                                       PALMER E. HUFFSTETLER AND
COUNTY OF GASTON                                    CAROLINA FREIGHT CORPORATION


         THIS AGREEMENT, made and entered into this 4th day of November, 1994, between CAROLINA FREIGHT CORPORATION, a North Carolina corporation, hereinafter called "Carolina," and PALMER E. HUFFSTETLER, hereinafter called "Huffstetler."

         WHEREAS, Huffstetler has served Carolina in various capacities since becoming employed in 1964 and currently serves as President, and

         WHEREAS, Huffstetler has indicated a desire to retire from active employment and service on the Board of Directors of Carolina (and each of its subsidiaries) effective December 31, 1994, and

         WHEREAS, Carolina and Huffstetler have mutually agreed upon the terms and conditions of Huffstetler's retirement from all services with Carolina and each of its subsidiary companies.

         NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL COVENANTS HEREIN CONTAINED, IT IS AGREED AS FOLLOWS:

         1. Employment Agreement and Retirement Incentive Program. The terms and provisions of that certain Employment Agreement between Carolina and Huffstetler dated March 10, 1993 ("Employment Contract") and the Retirement Agreement offered to Huffstetler under the Retirement Incentive Program on September 1, 1992 ("Retirement Program") are incorporated in this Agreement as if fully stated herein. This Agreement is not intended to restrict or limit benefits under the Employment Contract or Retirement Program in any manner whatsoever. Should there be a
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conflict between the terms and provisions of either this Agreement, the
Employment Contract or the Retirement Program, then it is the intent of Carolina and Huffstetler that each of the Agreement shall be construed in a manner which is most beneficial to and in the best interest of Huffstetler. Huffstetler is deemed to have satisfied all requirements of him to qualify for those benefits set forth in both the Employment Contract and the Retirement Program. All enhanced retirement benefits under the Carolina Freight Corporation Employees' Pension Plan as set forth in Paragraphs 1.1, 1.2 and 1.3 of said Retirement Agreement shall be paid directly by Carolina to Huffstetler in cash as directed by Huffstetler, and shall not be paid under said Pension Plan. Reference is made to Attachment A which is a calculation of in-plan and out-of-plan benefits prepared by Godwins Booke & Dickenson, actuaries of Carolina, dated September 30, 1994. Carolina and Huffstetler agree that said calculations substantially reflect the amounts due Huffstetler as his in-plan and out-of-plan pension entitlements. Huffstetler understands and agrees that those benefits identified as Non-Qualified Plan, Deferred Compensation, and 5 Plus 5 Enhancement retirement benefits will not be paid from a qualified retirement plan and will not be eligible for any special tax benefits or tax treatment (such as lump sum treatment or tax-free rollover) available for benefits paid from qualified retirement plans, and will not be "grossed up" or otherwise adjusted to take into account any such tax consequences.
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         2. Compensation.  As compensation for Huffstetler to be on retainer and available to Carolina as a general advisor and consultant to management on matters pertaining to the businesses of Carolina, Carolina shall pay to Huffstetler the sum of Three Hundred Thousand Dollars ($300,000) payable at the rate of One Hundred Thousand Dollars ($100,000) annually with One Thousand Nine Hundred and Twenty Three Dollars and Eight Cents ($1,923.08) per week payable on the last day of each week for a period of three (3) years beginning January 1, 1995 and ending December 31, 1997. In the event of Huffstetler's death during the term of such payments, the payments shall continue to be paid to the estate of Huffstetler or his designated beneficiary. Huffstetler shall receive no further compensation for advising Carolina on routine matters that he is specially suited to render advice on due to his years of experience with Carolina. However, Huffstetler shall be compensated, as agreed between the parties, for legal advice rendered or for handling special projects of a non-legal nature.

         3. Company Car. In lieu of transferring the unencumbered title and ownership to Huffstetler of his company car which is a 1994 Ford Taurus, Carolina shall pay Huffstetler Fifteen Thousand Dollars ($15,000.00) in cash as of the last date of his employment as an employee of Carolina.

         4. Deferred Compensation Plans. Huffstetler shall receive a lump sum cash settlement for all amounts deferred under Carolina's 1986 and 1990
Deferred Compensation Plans plus interest thereon computed at the prime interest (as that
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term is defined in such plans).  Huffstetler and Carolina agree that Attachment
B substantially reflects amounts due Huffstetler under such plans and payment shall be made not later than December 31, 1994.

         5. Director Fee Continuation. Huffstetler shall receive from Carolina the full benefit allowed under the Director Fee Continuation Agreement without regard to his retiring from Board service prior to attaining age 60. Such benefit payable to Huffstetler under the terms of the Plan shall be in the amount of Eight Thousand Five Hundred Dollars ($8,500.00) annually paid in monthly installments with the first monthly payment being made on January 1, 1995 and the last payment made December 1, 2004.

         6.      Life Insurance.
                 (a)   Split-Dollar Life Insurance Plan.  The
                 insurance policy issued on the life of Huffstetler by the Northwestern Mutual Life Insurance Company (Policy number 12 953 997) in the principal amount of Seven Hundred Twenty Seven Thousand Six Hundred and Thirty Three Dollars ($727,633.00) shall be maintained in accordance with the terms of the Split-Dollar Plan which also covers other executives of Carolina, namely: Lary R. Scott, J. Braxton Vick, Shawn W. Poole, and John B. Yorke. Should Carolina elect to terminate the Split-Dollar Plan as to all participants and to thereafter, within two





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                 (2) years, reinstate such Plan or one that is
                 similar to it for one (1) or more of the above-named individuals, then Huffstetler shall be entitled to the equivalent benefit. Carolina shall advise Huffstetler in writing of changes made in the Split-Dollar Plan and, in the event benefits thereunder are eliminated, any subsequent enhancement of Split-Dollar life insurance benefits within the two (2) year period to one (1) or more of the named officer group.
         (b) Group Life Insurance Program. Group term life insurance coverage shall be maintained in accordance with the terms of the Retirement Program.

         7. 1994 Bonus. Huffstetler shall be entitled to any bonus earned during 1994 under the Bonus Plan applicable to Carolina Freight Corporation executives and his bonus shall be calculated in accordance with the terms of the Employment Contract and shall be paid as if he were fully employed as of the date the bonuses become due and payable.

         8. Other Company Plans. Benefits under any other plan of the Company including, but not limited to, stock option plans, Employee Savings and Protection Plan, and Employees' Pension Plan, shall be governed by the terms and provisions of those plans except as modified by this Agreement.





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     9. LEGAL, TAX AND PERSONAL COUNSEL.  Huffstetler shall be entitled to the benefit of legal counsel and accountants' advise regarding personal tax and estate planning matters through December 31, 1994, the cost of which shall be paid by Carolina.

         10. RESTRICTIVE COVENANTS. One year from the date of this Agreement, Carolina agrees to waive the effectiveness of all restrictive covenants against Huffstetler engaging in any business which is competitive with the interest of Carolina. Huffstetler agrees not to reveal to outside sources, without the consent of Carolina unless required by legal process to do so, customer information, operating data, business strategies or other information of a sensitive, proprietary nature relating to the business operations of Carolina (including all of its subsidiaries), unless such information has been previously released to such outside sources or released to the public.

         11. ALTERNATE DISPUTE RESOLUTION. Disputes arising between the parties to this Agreement shall be resolved by a direct meeting of principal representatives of the respective parties.

         In the event of any dispute or difference arising between the parties as to the construction of this Agreement, the rights, duties, or obligations of any party or any matter arising out of or concerning any of the above, (if not resolved in the meeting as aforementioned), any such dispute of difference shall be referred to arbitration in accordance with the rules of the International Chamber of Commerce providing for arbitration, as amended from time to time, to be held in the United States of


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America.

        12. Waiver, Modification, or Cancellation. Any waiver, alteration, or modification of any of the provisions of this Agreement or Cancellation or replacement of this Agreement shall not be valid unless in writing and signed by the parties.

        13. Effective Date. The last date of employment of Huffstetler shall be November 10, 1994 and all pension entitlements, including those entitlements payable outside the Pension Plan, shall be calculated as of that date. Huffstetler shall continue his duties as President of Carolina as a special consultant the same as if employed until December 31, 1994 and all benefits, including (but not limited to) salary, vacation, holiday, stock option entitlements, and other such benefits, shall be determined as if Huffstetler were an employee of the Company up to and including December 31, 1994.

        14. Construction. This Agreement shall be governed by the laws of the State of North Carolina.

        15. Assignment. This Agreement shall inure to the benefit and bind the parties hereto and their respective legal representatives, successors, and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above writtten.

ATTEST:                                  CAROLINA FREIGHT CORPORATION

                                         BY:
----------------------------                ---------------------------------
Secretary                                   Vice President & Chief
                                            Financial Officer


                                            ---------------------------------
                                            Palmer E. Huffstetler